Exhibit 10.42

DEFERRED CASH AWARD AGREEMENT

THIS AGREEMENT, dated as of February 10, 2009, between Lazard Group LLC (the “Company”), and                              (the “Employee”).

W I T N E S S E T H

In consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom, the parties hereto agree as follows:

1. Amount and Vesting of Deferred Cash Award.

(a) Subject to the provisions of this Agreement, the Company, hereby awards to the Employee, as of [Insert Date] (the “Award Date”), a cash award in the amount of $                         (the “Deferred Cash Award”) that is subject to vesting and will be paid in installments as set forth herein.

(b) Subject to the terms and conditions of this Agreement, the Deferred Cash Award shall vest as follows: $                     will vest on [Insert Date], $                     will vest on [Insert Date], $                     will vest on [Insert Date] and $                     will vest on [Insert Date], and the             ,                  and                  installments shall accrue interest as provided in Section 2. The period during which the Deferred Cash Award is subject to vesting is the “Restriction Period”, and each date on which the applicable installment of the Deferred Cash Award vests is a “Vesting Date”.

(c) In the event that the Employee incurs a Termination of Employment (as defined in the Company’s 2008 Incentive Compensation Plan (the “Plan”)) or gives notice of resignation during the Restriction Period for any reason not set forth in Section 1(d), all rights to any unpaid installments of the Deferred Cash Award shall be forfeited by the Employee effective immediately upon such Termination of Employment or notice of resignation.

(d) (i) In the event that the Employee incurs a Termination of Employment during the Restriction Period due to the Employee’s Disability (as defined in the Plan) or due to a Termination of Employment by the Company other than for Cause (as defined in the Plan), then, subject to the release requirement set forth in Section 1(e) below, the Employee will receive an amount equal to 50% of any unpaid installments (together with any interest that is payable pursuant to Section 2 below, and less any taxes that the Company is required to withhold on 100% of the unpaid installments and accrued interest) within 30 days following Termination of Employment. The remaining 50% of the unpaid installments will be held by the Company, and, subject to Sections 1(e) and 1(f) below, on each subsequent Vesting Date, the Employee will become entitled to a payment equal to 50% of the installment that was originally scheduled to vest on that Vesting Date.

(ii) In the event that the Employee incurs a Termination of Employment during the Restriction Period due to the Employee’s death or, subject to Section 1(e) and Section 1(f), dies during the Restriction Period subsequent to a Termination of Employment described in the preceding sentence, all unpaid installments of the Deferred Cash Award will vest and be paid within 30 days following the first to occur of (x) the applicable Vesting Date and (y) the date of death.

(e) In the event that the Employee incurs a Termination of Employment for any reason set forth in Section 1(d), the Deferred Cash Award will be treated as provided in Section 1(d) only if the Employee (or the Employee’s estate, if applicable) signs a customary form of release of claims in favor of the Company and its Affiliates (as defined in the Plan), and such release becomes effective and irrevocable within the period specified by the Company. In the event the Employee (or the Employee’s estate, if applicable) does not sign such release or revokes such release before it becomes effective, the Employee shall forfeit all rights to any unpaid installments of the Deferred Cash Award. Furthermore, in the event that the Employee violates any of the provisions of Appendix A, which is incorporated herein by reference, the Employee shall forfeit all rights to any unpaid installments of the Deferred Cash Award.

(f) In the event of a Change in Control (as defined in the Plan), all unpaid installments of the Deferred Cash Award that have not been forfeited shall automatically vest as of the date of such Change in Control and shall be paid within 30 days following the date of such Change in Control.

2. Payment of Deferred Cash Award; Crediting of Interest.

The Company shall, subject to Section 1(e) (if applicable) and Section 3, pay to the Employee the applicable installment of the Deferred Cash Award as soon as practicable (but in no event more than 30 days) after the applicable installment of the Deferred Cash Award has vested. Solely with respect to installments that are scheduled to vest on                                                                       and                              (i.e., the                     ,                      and                      installments of the Deferred Cash Award), for each year in which a portion of the Deferred Cash Award remains unpaid by December 31 and has not been forfeited, the Employee shall be entitled to interest on the unpaid amount at a rate equal to 5% per annum, provided that for             , interest shall begin to accrue beginning on                             . Each such interest payment shall be paid within 30 days following the end of the year with respect to which it accrues. In addition, in the event that a portion of the Deferred Cash Award (other than the first installment) is paid on or prior to December 31 of a year, the Employee shall be entitled to interest on the amount that is paid at a rate equal to 5% per annum for the period beginning on January 1 of such year and ending on the date that such amount is paid, and such interest shall be paid together with the unpaid portion of the Deferred Cash Award to which it relates. In the event that the Employee forfeits the right to receive an installment of the Deferred Cash Award, the Employee will be required to repay the Company for the interest that was previously paid to the Employee with respect to the forfeited installment.

3. Taxes and Withholding.

Amounts payable pursuant to this Agreement shall be subject to withholding of any federal, state, local and foreign taxes required to be withheld. Except as otherwise required by applicable law, in the event that the Employee becomes entitled to receive 50% of the unpaid installments, together with interest accrued thereon, pursuant to Section 1(d) above, the Company will report that the Employee will be taxed on the full value of such amounts at the time the Employee becomes entitled to payment of the first 50% in accordance with Section 1(d) above.

4. Effect of Agreement.

Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company. The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Nothing in this Agreement shall confer upon the Employee any right to continue in the employ of the Company or any of its Affiliates or interfere in any way with the right of the Company or any such Affiliates to terminate the Employee’s employment at any time.

5. Laws Applicable to Construction; Consent to Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York (United States of America), without regard to principles of conflict of laws, which could cause the application of the law of any jurisdiction other than the State of New York. The Deferred Cash Award is subject to the terms and conditions set forth in this Agreement and Appendix A, which is hereby incorporated by reference. By signing this Agreement, the Employee agrees to and is bound by the restrictive covenants set forth in Appendix A.

(b) Subject to the provisions of Section 5(c), any controversy or claim between the Employee and the Company or its Affiliates arising out of or relating to or concerning the provisions of this Agreement shall be finally settled by arbitration in New York City before, and in accordance with the rules then obtaining of, the Financial Industry Regulatory Authority (“FINRA”) or, if FINRA declines to arbitrate the matter, the American Arbitration Association (the “AAA”) in accordance with the commercial arbitration rules of the AAA.

(c) Notwithstanding the provisions of Section 5(b), and in addition to its right to submit any dispute or controversy to arbitration, the Firm may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in the City of New York, whether or not an arbitration proceeding has theretofore been or is ever initiated, for the purpose of temporarily, preliminarily, or permanently enforcing the provisions of the Covenants, or to enforce an arbitration award, and, for the purposes of this Section 5(c), the Employee (i) expressly consents to the application of Section 5(d) to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of the Covenants or this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the General Counsel of the Company as the Employee’s agent for service of process in connection with any such action or proceeding, who shall promptly advise the Employee of any such service of process by notifying the Employee at the last address on file in the Company’s records.

(d) The Employee and the Company hereby irrevocably submit to the exclusive jurisdiction of any state or federal court located in the City of New York over any suit, action, or proceeding arising out of relating to or concerning this Agreement that is not otherwise required to be arbitrated or resolved in accordance with the provisions of Section 5(b). This includes any suit, action or proceeding to compel arbitration or to enforce an arbitration award. The Employee and the Company acknowledge that the forum designated by this Section 5(d) has a reasonable relation to this Agreement, and to the Employee’s relationship to the Company. Notwithstanding the foregoing, nothing herein shall preclude the Company or the Employee from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of Sections 5(a), 5(b), or this Section 5(d). The agreement of the Employee and the Company as to forum is independent of the law that may be applied in the action, and the Employee and the Company agree to such forum even if the forum may under applicable law choose to apply non-forum law. The Employee and the Company hereby waive, to the fullest extent permitted by applicable law, any objection which the Employee or the Company now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in this Section 5(d). The Employee and the Company undertake not to commence any action arising out of or relating to or concerning this Agreement in any forum other than a forum described in this Section 5(d), or, to the extent applicable, Section 5(b). The Employee and the Company agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon the Employee and the Company.

6. Amendment.

Any modification, amendment or waiver to this Agreement that shall materially impair the rights of the Employee with respect to the Deferred Cash Award shall require an instrument in writing to be signed by both parties hereto, except such a modification, amendment or waiver made to cause the Deferred Cash Award to comply with applicable law, tax rules, or accounting rules and which is made to similarly situated employees. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

7. Sections 409A and 457A of the Code.

It is intended that all amounts payable pursuant to this Agreement that are considered compensation shall be exempt from Sections 409A and 457A of the Code pursuant to the “short-term deferral” rule applicable to each such section, as set forth in the regulations or other guidance published by the Internal Revenue Service thereunder.

8. Headings.

The headings of paragraphs herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.

9. Counterparts.

This Agreement may be executed in counterparts, which together shall constitute one and the same original.

IN WITNESS WHEREOF, as of the date first above written, the Company has executed by a duly authorized officer and the Employee has hereunto set the Employee’s hand.

Lazard Group LLC

By:
Michael J. Castellano
Chief Financial Officer

NAME

Appendix A

Restrictive Covenants

The Employee acknowledges that the Deferred Cash Award awarded pursuant to the Deferred Cash Award Agreement (the “Agreement”) confers a substantial benefit upon the Employee, and agrees to the following covenants, which are designed, among other things, to protect the interests of the Company and its Affiliates (collectively, the “Firm”) in confidential and proprietary information, trade secrets, customer and employee relationships, orderly transition of responsibilities, and other legitimate business interests. The Employee acknowledges that, pursuant to Section 1(e) of the Agreement, all rights to any unpaid installments of the Deferred Cash Award will be forfeited upon a violation by the Employee of the following covenants, and that, pursuant to Section 5(c) of the Agreement, the Firm may seek injunctive relief in order to enforce the following covenants:

(a) Confidential Information. The Employee shall not at any time (whether prior to or following the Employee’s Termination of Employment) disclose or use for the Employee’s own benefit or purposes or the benefit or purposes of any other person, corporation or other business organization or entity, other than the Firm, any trade secrets, information, data, or other confidential or proprietary information relating to the customers, developments, programs, plans or business and affairs of the Firm, provided that the foregoing shall not apply to information that is not unique to the Firm or that is generally known to the industry or the public other than as a result of the Employee’s breach of this covenant or as required pursuant to an order of a court, governmental agency or other authorized tribunal (provided that the Employee shall provide the Firm prior written notice of any such required disclosure). The Employee agrees that upon the Employee’s Termination of Employment, the Employee or, in the event of the Employee’s death, the Employee’s heirs or estate at the request of the Firm, shall return to the Firm immediately all books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Firm. Without limiting the foregoing, the existence of, and any information concerning, any dispute between the Employee and the Firm shall be subject to the terms of this Paragraph (a), except that the Employee may disclose information concerning such dispute to the arbitrator or court that is considering such dispute, and to the Employee’s legal counsel, spouse or domestic partner, and tax and financial advisors (provided that such persons agree not to disclose any such information).

(b) Non-Competition. The Employee acknowledges and recognizes the highly competitive nature of the businesses of the Firm. The Employee further acknowledges that the Employee has been and shall be provided with access to sensitive and proprietary information about the clients, prospective clients, knowledge capital and business practices of the Firm, and has been and shall be provided with the opportunity to develop relationships with clients, prospective clients, consultants, employees, representatives and other agents of the Firm, and the Employee further acknowledges that such proprietary information and relationships are extremely valuable assets in which the Firm has invested and shall continue to invest substantial time, effort and expense. The Employee agrees that while employed by the Firm and thereafter until (i) three months after the Employee’s date of Termination of Employment for any reason other than a termination by the Firm without Cause or (ii) one month after the date of the Employee’s Termination of Employment by the Firm without Cause (in either case, the date of such Termination of Employment, the “Date of Termination,” and such period, the “Noncompete Restriction Period”), the Employee shall not, directly or indirectly, on the Employee’s behalf or on behalf of any other person, firm, corporation, association or other entity, as an employee,

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director, advisor, partner, consultant or otherwise, provide services or perform activities for, or acquire or maintain any ownership interest in, a “Competitive Enterprise.” For purposes of this Appendix, “Competitive Enterprise” shall mean a business (or business unit) that (x) engages in any activity or (y) owns or controls a significant interest in any entity that engages in any activity, that in either case, competes anywhere with any activity that is similar to an activity in which the Firm is engaged up to and including the Employee’s Date of Termination. Notwithstanding anything in this Appendix, the Employee shall not be considered to be in violation of this Appendix solely by reason of owning, directly or indirectly, any stock or other securities of a Competitive Enterprise (or comparable interest, including a voting or profit participation interest, in any such Competitive Enterprise) if the Employee’s interest does not exceed 5% of the outstanding capital stock of such Competitive Enterprise (or comparable interest, including a voting or profit participation interest, in such Competitive Enterprise). The Employee acknowledges that the Firm is engaged in business throughout the world. Accordingly, and in view of the nature of the Employee’s position and responsibilities, the Employee agrees that the provisions of this Paragraph (b) shall be applicable to each jurisdiction, foreign country, state, possession or territory in which the Firm may be engaged in business while the Employee is providing services to the Firm.

(c) Nonsolicitation of Clients. The Employee hereby agrees that during the Noncompete Restriction Period, the Employee shall not, in any manner, directly or indirectly, (i) Solicit a Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Firm, to the extent the Employee is soliciting a Client to provide them with services the performance of which would violate Paragraph (b) above if such services were provided by the Employee, or (ii) interfere with or damage (or attempt to interfere with or damage) any relationship between the Firm and a Client. For purposes of this Appendix, the term “Solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, persuading, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action, and the term “Client” means any client or prospective client of the Firm to whom the Employee provided services, or for whom the Employee transacted business, or whose identity became known to the Employee in connection with the Employee’s relationship with or employment by the Firm, whether or not the Firm has been engaged by such Client pursuant to a written agreement; provided that an entity which is not a client of the Firm shall be considered a “prospective client” for purposes of this sentence only if the Firm made a presentation or written proposal to such entity during the 12-month period preceding the Date of Termination or was preparing to make such a presentation or proposal at the time of the Date of Termination.

(d) No Hire of Employees. The Employee hereby agrees that while employed by the Firm and thereafter until six months after the date of the Termination of Employment for any reason (the “No Hire Restriction Period”), the Employee shall not, directly or indirectly, for himself or on behalf of any third party at any time in any manner, Solicit, hire, or otherwise cause any employee who is at the associate level or above (including, without limitation, managing directors), officer or agent of the Firm to apply for, or accept employment with, any Competitive Enterprise, or to otherwise refrain from rendering services to the Firm or to terminate his or her relationship, contractual or otherwise, with the Firm, other than in response to a general advertisement or public solicitation not directed specifically to employees of the Firm.

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(e) Nondisparagement. The Employee shall not at any time (whether prior to or following the Employee’s Termination of Employment), and shall instruct the Employee’s spouse, domestic partner, parents, and any of their lineal descendants (it being agreed that in any dispute between the parties regarding whether the Employee breached such obligation to instruct, the Firm shall bear the burden of demonstrating that the Employee breached such obligation) not to, make any comments or statements to the press, employees of the Firm, any individual or entity with whom the Firm has a business relationship or any other person, if such comment or statement is disparaging to the Firm, its reputation, any of its affiliates or any of its current or former officers, members or directors, except for truthful statements as may be required by law.

(f) Notice of Termination Required. The Employee agrees to provide three months’ written notice to the Firm prior to the Employee’s Termination of Employment. The Employee hereby agrees that, if, during the three-month period after the Employee has provided notice of termination to the Firm or prior thereto, the Employee enters (or has entered into) a written agreement to provide services or perform activities for a Competitive Enterprise that would violate Paragraph (b) if performed during the Noncompete Restriction Period, such action shall be deemed a violation of this Paragraph (f).

(g) Covenants Generally. The Employee’s covenants as set forth in this Appendix are referred to herein as the “Covenants.” If any of the Covenants is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such Covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining such Covenants shall not be affected thereby; provided, however, that if any of such Covenants is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such Covenant shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Employee hereby agrees that prior to accepting employment with any other person or entity during his period of service with the Firm or during the Noncompete Restriction Period or the No Hire Restriction Period, the Employee shall provide such prospective employer with written notice of the provisions of this Appendix, with a copy of such notice delivered no later than the date of the Employee’s commencement of such employment with such prospective employer, to the General Counsel of the Company. The Employee acknowledges and agrees that the terms of the Covenants: (i) are reasonable in light of all of the circumstances, (ii) are sufficiently limited to protect the legitimate interests of the Firm, (iii) impose no undue hardship on the Employee and (iv) are not injurious to the public. The Employee acknowledges and agrees that the Employee’s breach of the Covenants will cause the Firm irreparable harm, which cannot be adequately compensated by money damages. The Employee also agrees that the Firm shall be entitled to injunctive relief for any actual or threatened violation of any of the Covenants in addition to any other remedies it may have, including, without limitation, money damages and forfeiture of the Deferred Cash Award. The Employee further acknowledges that the Covenants and notice period requirements set forth herein shall operate independently of, and not instead of, any other restrictive covenants or notice period requirements to which the Employee is subject pursuant to other plans and agreements involving the Firm.

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